Exhibit 10.24

LEASE AGREEMENT

by and between

DYNE (DE) LP,

a Delaware limited partnership,

as LANDLORD

and

METALDYNE POWERTRAIN COMPONENTS, INC.,

a Delaware corporation

as, TENANT

Premises: Twinsburg, OH

Dated as of: December 29, 2009

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25. Estoppel Certificate	31

26. Surrender	32

27. No Merger of Title	32

28. Books and Records	32

29. Determination of Value	33

30. Non-Recourse as to Landlord	34

31. Financing	34

32. Subordination, Non-Disturbance and Attornment	35

33. Tax Treatment; Reporting	35

34. Intentionally Omitted	35

35. Intentionally Omitted	35

36. Intentionally Omitted	35

37. Miscellaneous	35

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EXHIBITS

Exhibit “A” - Leased Premises
Exhibit “B” - Machinery and Equipment
Exhibit “C” - Schedule of Permitted Encumbrances
Exhibit “D” - Rent Schedule
Exhibit “E” - Termination Values
Exhibit “F” - Acquisition Cost

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This LEASE AGREEMENT (this “Lease”), made as of the 29th day of December, 2009 (the “Effective Date”), between DYNE (DE) LP, a Delaware limited partnership (“Landlord”), with an address c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and, METALDYNE POWERTRAIN COMPONENTS, INC., a Delaware corporation (Tenant”), with an address at 47603 Halyard Drive, Plymouth, Michigan 48170-2429.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

BACKGROUND

1. Landlord entered into a Lease Agreement (the “First Lease”) dated as of June 22, 2001 with LESTER PRECISION DIE CASTING, INC., a Delaware corporation (“Lester”) for the Rome Premises, the Solon Premises (each as defined in the First Lease), and the Leased Premises (as hereinafter defined).

2. Thereafter, Landlord entered into an Amended and Restated Lease Agreement (the “First Amended and Restated Lease”) dated as of June 22, 2001 with METALDYNE MACHINING AND ASSEMBLY COMPANY, INC., a Michigan corporation, formerly known as Simpson Industries, Inc. (“MMA”) and Lester for the Rome Premises, the Solon Premises, the Leased Premises, and adding the Plymouth Premises (as defined in the First Amended and Restated Lease).

3. Thereafter, Landlord entered into that certain Second Amended and Restated Lease Agreement dated as of August 16, 2001, as amended by that certain First Amendment to Second Amended and Restated lease Agreement dated as of [             ], 2002, and as further amended by that certain Second Amendment to Second Amended and Restated Lease Agreement dated as of May 28, 2003, and as further amended by that certain Third Amendment to Second Amended and Restated Lease Agreement dated as of November 10, 2004 (as amended, the “Original Lease”) with MMA, Lester, and DuPAGE DIE CASTING CORPORATION, an Illinois corporation (“DuPage” and, together with MMA and Lester, collectively “Old Tenant”) for the Rome Premises, the Solon Premises, the Leased Premises, the Plymouth Premises, and adding the Niles Premises (each as defined in the Original Lease) (collectively hereinafter referred to as the “Original Premises”).

4. Pursuant to that certain Purchase Agreement, dated as of August 7, 2009 (the “Purchase Agreement”), by and between MD INVESTORS CORPORATION, a Delaware corporation (“MD Investors”), and METALDYNE CORPORATION, a Delaware corporation (“Metaldyne”), MD Investors purchased the business of Metaldyne and its subsidiaries, including the Tenants, as conducted as of the Effective Date.

5. The Purchase Agreement was approved by that certain Order (I) Authorizing the Sale of Substantially All Of The Debtor’s Assets Free And Clear Of All Liens, Claims, Interests And Encumbrances, (II) Authorizing. The Assumption And Assignment Of Certain Executory Contracts And Leases In Connection Therewith And (III) Granting Relating Relief related to the Debtors’ Powertrain Group dated August 12, 2009 (Docket No. 673), issued in connection with voluntary cases for reorganization under Chapter 11 of the U.S. Bankruptcy Code commenced by Metaldyne, among others, and pending before the United States Bankruptcy Court for the Southern District of New York (Case No. 09-13412) (the “Sale Order”).

6. On October 16, 2009, the closing of the sale transaction as was contemplated by the Sale Order and the Purchase Agreement (the “Sale Transaction”) occurred and on December 17, 2009 the United States Bankruptcy Court for the Southern District of New York approved that certain stipulation (Case No. 09-13412(MG)) (the “Stipulation”). Pursuant to the Stipulation, Old Tenant was deemed to have assumed the Original Lease as to the Leased Premises and assign it with respect to the Leased Premises to MD Investors, who is the parent of Tenant, pursuant to Section 365 of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). Accordingly, pursuant to the Stipulation, Landlord and Tenant now desire to memorialize the severance of the Leased Premises from the Original Lease as hereinafter set forth in order to, among other things, sever and separate the Leased Premises from the Original Premises, enter into this separate Lease pursuant to which Landlord leases solely the Leased Premises to Tenant and hereby grants to Tenant, its guests, invitees and licensees all easements, rights and privileges appurtenant thereto, including the right to use adjoining parking areas, driveways, roads, alleys and means of ingress and egress relative to the Leased Premises.

7. As for the remainder of the Original Premises (the Rome Premises, the Solon Premises, the Plymouth Premises, and the Niles Premises), Landlord and Tenant agree and acknowledge that these properties are not a part of and not subject to this Lease.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree to amend the Original Lease as follows:

1. Demise of Premises. As of the date hereof the parties desire to modify and restate the Original Lease pursuant to the Stipulation on the terms and conditions set forth herein, so that this Lease shall only demise and let to Tenant the following described property (hereinafter referred to as the “Leased Premises”): (a) the premises described in Exhibit “A” hereto and made a part hereof, together with the Appurtenances (collectively, the “Land”); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the “Improvements”); and (c) the fixtures, machinery, equipment and other property described in Exhibit “B” hereto and made a part hereof (collectively, the “Equipment”).

2. Certain Definitions.

“Acquisition Cost” of the Leased Premises shall mean the amount set forth on Exhibit “F” hereto.

“Additional Rent” shall mean Additional Rent as defined in Paragraph 7.

“Adjoining Property” shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining the Leased Premises.

“Alteration Amount” shall mean with respect to the Leased Premises $250,000 for each of the first three Lease Years, increased for each succeeding three-year period as follows: (a) multiply the relevant Alteration Amount then in effect by a fraction the numerator of which shall be the difference between the average CPI for the Prior Months ending prior to the applicable adjustment date and the Alteration Cost Beginning CPI and the denominator of which shall be the Alterations Cost Beginning CPI, and (b) add the product of such multiplication to the then applicable Alterations Amount.

“Alteration Cost Beginning CPI” shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months but occurring three (3) years earlier.

“Alterations” shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

“Appurtenances” shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

“Assignment” shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

“Basic Rent” shall mean Basic Rent as defined in Paragraph 6.

“Basic Rent Payment Dates” shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in the State.

“Casualty” shall mean any injury to or death of any person or any loss of or damage (i) to any portion of or arising from the Leased Premises or (ii) arising from any Adjoining Property.

“Commencement Date” shall mean Commencement Date as defined in Paragraph 5.

“Condemnation” shall mean any taking or damaging of all or a portion of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding. The Condemnation shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

“Condemnation Notice” shall mean notice or actual knowledge of the institution of or intention to institute any proceeding for Condemnation.

“Costs” of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys’ fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require, subject to any limitations hereinafter set forth.

“CPI” shall mean CPI as defined in Exhibit “D” hereto.

“Default Rate” shall mean the Default Rate as defined in Paragraph 7(a)(iv).

“Default Termination Amount” shall mean the Default Termination Amount as defined in Paragraph 23(a)(iii).

“Easement Agreement” shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

“Environmental Law” shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule or regulation, or any code, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect.

“Environmental Violation” shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injecting, leaching, release, seepage, filtration or transporting of any Hazardous Substance occurring prior to the termination of this Lease at, upon, under, onto or within the Leased Premises or from the Leased Premises to the environment, in violation of any Environmental Law or which could reasonably be expected to result in any liability to Landlord, Tenant or Lender under any Environmental Law for the cost of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance occurring prior to the termination of this Lease at, upon, under, onto or within the Leased Premises or from the Leased Premises to any Adjoining Property in violation of any Environmental Law or which could reasonably be expected to result in liability under any Environmental Law for the cost of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding at, upon, under, or within the Leased Premises prior to the termination of this Lease, of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws or which could reasonably be expected to result in any liability under any Environmental Laws, (d) any activity, occurrence or condition occurring prior to the termination of this Lease which results in any liability, cost or expense to Landlord or Lender under any Environmental Law or which could result in the creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law occurring prior to the termination of this Lease, at, upon, under or within the Leased Premises, except in each case to the extent attributable to acts or omissions of the Landlord or Landlord’s designated agents or representatives.

“Equipment” shall mean the Equipment as defined in Paragraph 1.

“Event of Default” shall mean an Event of Default as defined in Paragraph 22(a).

“Fair Market Value” shall mean the higher of (a) the fair market value of the Leased Premises, as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

“Fair Market Value Date” shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

“Federal Funds” shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

“Guarantor” shall mean MD Investors Corporation, a Delaware corporation, and Metaldyne, LLC, a Delaware limited liability company, and their respective successors and assigns. The identity of Guarantor shall at all times be subject to the reasonable satisfaction of Landlord.

“Guaranty” shall mean the Guaranty and Suretyship Agreement dated as of the date hereof from Guarantor to Landlord guaranteeing the payment and performance by Tenant of all of Tenant’s obligations under this Lease.

“Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

“Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls, chemical, gas, medical waste, or other pollutant or contaminant in each case regulated under any Environmental Law or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

“Impositions” shall mean the Impositions as defined in Paragraph 9(a).

“Improvements” shall mean the Improvements as defined in Paragraph 1.

“Indemnitee” shall mean an Indemnitee as defined in Paragraph 15.

“Insurance Requirements” shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

“Land” shall mean the Land as defined in Paragraph 1.

“Law” shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

“Lease” shall have the meaning set forth in the Preamble.

“Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

“Leased Premises” shall mean the Leased Premises as defined in Paragraph 1.

“Legal Requirements” shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Leased Premises or requires Tenant to carry insurance other than as required by this Lease.

“Lender” shall mean any person or entity (and their respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or is the holder of any Note.

“Loan” shall mean any loan made by one or more Lenders to Landlord, which loan is secured by, among other things, a Mortgage and an Assignment and evidenced by a Note.

“Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

“Mortgage” shall mean any mortgage, deed to secure debt or deed of trust from Landlord to a Lender which (a) encumbers the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Net Award” shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any reasonable expenses incurred by Landlord and Lender in collecting such award or proceeds.

“Note” shall mean any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Partial Casualty” shall mean any Casualty which does not constitute a Termination Event.

“Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit “C” hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

“Person” shall mean an individual, partnership, association, corporation or other entity.

“Prepayment Premium” shall mean any and all amounts (other than (i) principal and interest payable by Landlord to Lender in connection with the prepayment of a Loan or (ii) scheduled payments of principal and interest which would be payable but for the defeasance of a Loan) payable by Landlord to Lender in connection with the prepayment or defeasance of a Loan pursuant to and in accordance with the terms and provisions of the related Note, Mortgage and other Loan documents, including, without limitation, prepayment premiums payable in connection therewith.

“Present Value” of any amount shall mean such amount discounted by nine percent (9%) per annum.

“Prime Rate” shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

“Prior Months” shall mean Prior Months as defined in Paragraph 4 of Exhibit “D”.

“Relevant Amount” shall mean the Termination Amount or the Default Termination Amount, as the case may be.

“Relevant Date” shall mean (a) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), or (b) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii).

“Rent” shall mean, collectively, Basic Rent and Additional Rent.

“Renewal Term” shall mean the Renewal Term as defined in Paragraph 5.

“Site Assessment” shall mean a Site Assessment as defined in Paragraph 10(c).

“State” shall mean the State of Ohio.

“Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease and which have not been performed or satisfied or which survive such expiration or termination by their own terms.

“Term” shall mean the Term as defined in Paragraph 5.

“Termination Amount” shall mean with respect to the Leased Premises the sum of (a) the Prepayment Premium which Landlord will be required to pay in prepaying or defeasing, as applicable, any Loan with proceeds of the Termination Amount and (b) the applicable amount set forth on Exhibit “E”, titled “Termination Values”.

“Termination Date” shall mean Termination Date as defined in Paragraph 18.

“Termination Event” shall mean a Termination Event as defined in Paragraph 18.

“Termination Notice” shall mean Termination Notice as defined in Paragraph 18(a).

3. Title and Condition.

(a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises, without representation or warranty by Landlord.

(b) Tenant acknowledges that the Leased Premises are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) THEIR FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO (EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN PARAGRAPH 15(a)) OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE

PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

(c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements reasonably necessary for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for to the extent that payments are due and payable, (v) the Improvements have been fully completed in all material respects in a workmanlike manner of first class quality, and (vi) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently in good condition and repair, normal wear and tear excepted.

(d) Intentionally Omitted.

(e) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively, ‘’Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of Warranties, guaranties, indemnities and other rights shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties upon the occurrence of an Event of Default. Tenant shall use commercially reasonable efforts to enforce the Warranties in accordance with their respective terms.

4. Use of Leased Premises; Quiet Enjoyment.

(a) Tenant may occupy and use the Leased Premises for manufacturing and other incidental and related uses in connection with Tenant’s business as now conducted at the Leased Premises and for no other purpose without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall not use or occupy or permit the Leased Premises to be used or occupied, nor do or permit anything to be done in or on the Leased Premises, in a manner which would (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any warranty, guaranty or indemnity, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

(b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine the Leased Premises at such reasonable times and during normal business hours as Landlord may select and upon reasonable notice to Tenant (except in the case of an emergency, in which no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

5. Term and Renewal Term.

(a) Tenant shall have and hold the Leased Premises for the balance of the initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the “Term”) which commenced on June 29, 2001 (the “Commencement Date”) and which will end on December 31, 2014 (the “Expiration Date”). Provided that this Lease is in full force and effect and no material Event of Default exists and is continuing on the Notice Date (as hereinafter defined) and on December 31, 2014, Tenant shall have the option of renewing the Term of this Lease for one (1) period of three (3) years from January 1, 2015 through December 31, 2017 (the “Renewal Term”). The Renewal Term will be on the same terms and conditions as provided herein except for the Basic Rent which shall be as shown on “Exhibit D” attached hereto and made a part hereof. Notice of the exercise of such option shall be given by Tenant to Landlord in writing (the “Renewal Notice”) no later than June 30, 2014 (the “Notice Date”). The Renewal Notice by Tenant on or before the Notice Date shall be irrevocable and time shall be of the essence with respect to Tenant’s right to deliver the Renewal Notice.

(b) If all Rent and all other sums due hereunder shall not have been fully paid by the end of the Term or Renewal Term, whatever is applicable, Landlord may, at its option, extend the Term until all said sums shall have been fully paid.

(c) If an Event of Default occurs and is continuing, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term or Renewal Term, whatever is applicable, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises one (1) sign, the size and location of which shall be subject to Tenant’s approval, not to be unreasonably withheld, and (ii) upon reasonable notice to Tenant show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times during normal business hours as Landlord may select.

6. Basic Rent. Commencing January 1, 2010, Tenant shall pay to Landlord, as annual rent for the Leased Premises during the balance of the Term in equal monthly installments, the amounts determined in accordance with Exhibit “D” hereto (“Basic Rent”), such installments to continue to be paid monthly in advance on the twenty-fifth (25th) day of each month during the balance of the Term for the next calendar month (each such day being a “Basic Rent Payment Date”), the second monthly Basic Rent installment being due on January 25, 2010. Each such rental payment shall be made, at Landlord’s sole discretion, to Landlord or to such one other Person, at such address as Landlord may direct by fifteen (15) days’ prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof). In the event a Basic Rent Payment Date shall not be a Business Day, the payment of Basic Rent due on such Basic Rent Payment Date shall be made on the Business Day immediately following such Basic Rent Payment Date. Pro rata Basic Rent for the period from the first day of the last month of the Term through the last day of the last month of the Term shall be paid with the final monthly installment of Basic Rent on the twenty-fifth (25th) day of November, 2014, or, in the event the Term has been renewed, on the twenty-fifth (25th) day of November, 2017.

7. Additional Rent.

(a) Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”):

(i) except as otherwise specifically provided herein, all costs and expenses of Tenant and the reasonable costs and expenses of Landlord which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of the Leased Premises, provided, however, in no event shall Tenant be responsible to pay installments of principal and interest payable under the Note, (B) the performance of any of Tenant’s obligations under this Lease, (C) any sale or other transfer of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) reasonable Costs of Landlord’s counsel and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant in accordance with the provisions of Paragraph 23(g) or incurred in connection with any Prepayment Premium which Tenant is required to pay, (J) the reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord at the request of Tenant or Tenant’s failure to act promptly in an emergency situation, and (K) and any other items specifically required to be paid by Tenant under this Lease;

(ii) after the date all or any portion of any installment of Basic Rent is due and not paid, an amount equal to four percent (4%) of such installment or portion thereof (the “Late Charge”), provided, however, that with respect to the first two late payments of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days’ following the due date thereof, and

(iii) interest at the rate (the “Default Rate”) of three percent (3%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof as to any such installment that has not been made within five (5) days of its due date, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

(b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within fifteen (15) days after Landlord’s demand for payment thereof, and (ii) any other Additional Rent, within fifteen (15) days after Landlord’s demand for payment thereof.

(c) In no event shall amounts payable under Paragraph 7(a)(ii) and (iii) exceed the maximum amount permitted by applicable Law.

8. Net Lease; Non-Terminability.

(a) This is a net lease and all Monetary Obligations shall be paid without notice or demand, except as specifically set forth herein, and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”).

(b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen, except as specifically set forth herein.

(c) The obligations of Tenant hereunder, commencing on the Commencement Date, shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

(d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

9. Payment of Impositions.

(a) Subject to the provisions of Paragraph 14, Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant’s leasehold interest in the Leased Premises, (iii) the Leased Premises, or (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of the Leased Premises, any activity conducted on the Leased Premises, or the Rent (collectively, the “Impositions”); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person or (D) any Lender by reason of any note, mortgage, assignment or other document evidencing or securing a Loan. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord’s request therefor.

(b) Landlord shall have the right following the occurrence of an Event of Default and, in any event, and if required by Lender, to require Tenant to pay to Landlord an additional monthly sum (each an “Escrow Payment”) sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, “Escrow Charges” shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease and any reserves for capital improvements, deferred maintenance, repair and/or leasing and tenant improvements required by any Lender. Landlord shall reasonably determine the amount of the Escrow Charges and of each Escrow Payment. As long as the Escrow Payments are being held by Landlord the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. Landlord shall use the Escrow Payments solely for the purpose of paying the Escrow Charges and, provided there is no Event of Default which remains uncured, Landlord shall promptly refund all Escrow Payments received by Landlord and not applied to Escrow Charges, together with interest thereon, if any, to Tenant at the end of the Term. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord’s demand therefor, shall pay the amount of the deficiency to Landlord.

10. Compliance with Laws and Easement Agreements; Environmental Matters.

(a) Subject to the provisions of Paragraph 14, Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly take reasonable action required under applicable Environmental Law to correct any and all existing Environmental Violations.

(b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform in all material respects all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord.

(c) Upon reasonable prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) with the consent of Tenant, which shall not be unreasonably withheld, delayed or conditioned, to visit the Leased Premises during normal business hours and in a manner that does not unnecessarily interfere with Tenant’s operations and perform, as agents of Tenant, environmental site investigations and assessments (“Site Assessments”) on the Leased Premises (i) in connection with any sale, financing or refinancing of the Leased Premises, (ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the reasonable judgment of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation exists which would reasonably be expected to result in material liability under any Environmental Law. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers in each case, with the consent of Tenant, which shall not be unreasonably withheld, delayed or conditioned to conduct the Site Assessments, provided that the Site Assessment shall be conducted in a manner that does not unreasonably interfere with the Tenant’s conduct of its business or use of the Premises. Tenant shall supply to the Site Reviewers such non-privileged historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available upon reasonable notice for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Landlord unless Landlord has reason to suspect that an Environmental Violation exists in which event such cost shall be paid by Tenant.

(d) If an Environmental Violation exists and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action required under applicable Environmental Law to cure such Environmental Violation is likely to exceed $100,000, Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, financial assurances reasonably satisfactory to Landlord in form and substance that Tenant will effect such remediation in accordance with applicable Environmental Laws and in an amount equal to or greater than Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

(e) Notwithstanding any other provision of this Lease, if an Environmental Violation exists and the Term would otherwise terminate or expire, then, if the remedial action required under applicable Environmental Law to cure the Environmental Violation precludes use of the Leased Premises in the same manner as used by the Tenant, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws necessary to permit such use of the Leased Premises or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

(f) If Tenant fails to correct any existing Environmental Violation following reasonable notice and an opportunity to do so, Landlord shall have the right (but no obligation) to take any and all actions required under applicable Environmental Law as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

(g) Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

(h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party not to at any time (i) cause any Environmental Violation to occur or (ii) permit any Person occupying the Leased Premises through said subtenant or concessionaire to cause any Environmental Violation to occur.

11. Liens; Recording.

(a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than (i) any Mortgage or Assignment, the Permitted Encumbrances, any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord and (ii) any lien, encumbrance or other charge being contested by Tenant pursuant to and in accordance with Paragraph 14 hereof. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD’S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

(b) Tenant (with Landlord’s cooperation) shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

12. Maintenance and Repair.

(a) Tenant shall at all times (i) maintain the Leased Premises and the Adjoining Property in as good condition and repair as they are in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition and repair as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear and (ii) make all repairs necessitated by earth movements causing structural or non-structural damage to the Improvements. Tenant shall take every other action reasonably necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

(b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring actual knowledge thereof, either (A) use commercially reasonable efforts to obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

13. Alterations and Improvements.

(a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations to the Leased Premises that, as to any such Alterations or series of related Alterations, do not cost in excess of the Alteration Amount and (ii) to install Equipment in the Improvements which are part of the Leased Premises or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of the Alteration Amount, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any non-structural Alterations, series of related non-structural Alterations, Equipment or accessions thereto is in excess of the Alteration Amount, the prior written approval of Landlord and Lender shall be required or if Tenant desires to make structural Alterations to the Leased Premises. Tenant shall not construct upon the Land any additional buildings or improvements without having first obtained the prior written consent of Landlord and Lender. Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required.

(b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”), whether or not Landlord’s consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be diligently completed within a reasonable time period and in compliance with all Legal Requirements, (iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) subject to Paragraph 14, Tenant shall promptly discharge or remove all liens filed against the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document reasonably requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.

14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”), so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

15. Indemnification.

(a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an “Indemnitee”) from and against any and all liabilities, losses, fines, penalties, damages (including punitive damages), penalties, Costs (including reasonable attorneys’ fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever (including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or cleanup, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any Environmental Law), howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, except to the extent caused by the gross negligence or willful misconduct of Indemnitee seeking such indemnification, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises or any Adjoining Property, (ii) any casualty in any manner arising from the Leased Premises or any Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment or (iv) any alleged, threatened or actual Environmental Violation.

(b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Landlord) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the reasonable cost of such counsel shall be paid by Tenant.

(c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

16. Insurance.

(a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

(i) Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard “All Risk” property policy including but not limited to flood (if the Leased Premises is in a flood zone) and earthquake coverage in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $250,000 per occurrence; provided, however, that if the Lender shall require a lower deductible (which shall in no event be lower than $50,000), Tenant shall, within ten (10) days following the written request of Landlord, comply with such requirement.

(ii) Commercial General Liability Insurance (including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

(iii) Workers’ compensation insurance covering all persons employed by Tenant in connection with any work done on or about the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or the Leased Premises or, in lieu of such Workers’ Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

(iv) Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $5,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include at least $3,000,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense and may contain a deductible of not more than $250,000 per occurrence; provided, however, that if the Lender shall require a lower deductible (which shall in no event be lower than $50,000), Tenant shall, within ten (10) days following the written request of Landlord, comply with such requirement.

(v) Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than one year from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of Landlord as its interest appears under this Lease and shall contain deductibles not more than $250,000 per occurrence; provided, however, that if the Lender shall require a lower deductible or no deductible, Tenant shall, within ten (10) days following the written request of Landlord, comply with such requirement.

(vi) During any period in which substantial Alterations at the Leased Premises are being undertaken, builder’s risk insurance covering the total completed value including any “soft costs” with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such “soft cost” endorsements and such other endorsements as Landlord may reasonably require and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

(vii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with the Leased Premises as Landlord of Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

(b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best’s rating of A:X or above and a comparable claims paying ability assigned by Standard & Poor’s Corporation (which shall not be less than AA) or an equivalent rating agency approved by Landlord and Lender and are admitted in, and approved to write insurance policies by, the State Insurance Department for the states in which the Leased Premises are located. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as additional insured and Lender and Landlord as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall within ten (10) days following written notice from Landlord obtain new or additional insurance reasonably satisfactory to Landlord.

(c) Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after thirty (30) days’ prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of the Leased Premises.

(d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance or, if required by Lender, original or certified policies.

(e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a “blanket” or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. The original or a certified copy of each such “blanket” or umbrella policy shall promptly be delivered to Landlord.

(f) Tenant shall promptly comply with and conform to in all material respects (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of the Leased Premises.

(g) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall promptly notify Landlord of such separate insurance and shall deliver to Landlord certified copies of such policies.

(h) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

(i) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

(i) Proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

(ii) Proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

(iii) Proceeds of insurance required under clause (v) of Paragraph 16(a) shall be payable to Landlord or Lender, and any amounts so received shall be applied against Basic Rent as the same shall become due and owing.

17. Casualty and Condemnation.

(a) If any Casualty to the Leased Premises occurs the insurance proceeds for which is reasonably estimated by Tenant to be equal to or in excess of Fifty Thousand Dollars ($50,000), Tenant shall give Landlord and Lender prompt notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant’s attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

(b) Tenant, promptly upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant herein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

(c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to the Leased Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations, except to the extent the insurance proceeds under Paragraph 16(a)(v) are received and applied by Landlord to the payment of such Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $250,000 shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of $250,000 shall (unless such Casualty and Condemnation resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender, if required by the terms of any Mortgage) to Tenant for the restoration of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

18. Termination Events.

(a) If (i) all of the Leased Premises shall be taken by a Condemnation or (ii) any substantial portion of the Leased Premises shall be taken by a Condemnation or all or any substantial portion of the Leased Premises shall be damaged or destroyed by a Casualty and, in such case described in clause (ii), Tenant certifies and covenants to Landlord that it will forever abandon operations at the Leased Premises, (each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a “Termination Event”), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice in the form described in Paragraph 18(b) of the Tenant’s election to terminate this Lease (a “Termination Notice”) provided that if a Termination Notice is not sent this Lease shall remain in full force and effect in accordance with its terms.

(b) A Termination Notice shall contain (i) notice of Tenant’s intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least sixty (60) days after the date of the Termination Notice (the “Termination Date”), (ii) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein and a certified resolution of the Board of Directors of Tenant authorizing the same.

(c) If Landlord shall reject such offer to terminate this Lease pursuant to Paragraph 18(b) above by written notice to Tenant (a “Rejection”), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the receipt by Landlord of the Termination Notice, then this Lease shall terminate on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen on or prior to the Termination Date (collectively, “Remaining Obligations”) on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate shall be automatically extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

(d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the receipt by Landlord of the Termination Notice, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted or presumed accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall (i) convey to Tenant the Leased Premises or the remaining portion thereof, if any, and (ii) pay to or assign to Tenant Landlord’s entire interest in and to the Net Award, all in accordance with Paragraph 20.

19. Restoration.

(a) Landlord (or Lender if required by any Mortgage) shall be entitled to hold the Net Award in excess of $250,000 in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

(i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, and (B) Landlord and Lender shall be provided with reasonably acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety reasonably acceptable to Landlord, and name Landlord and Lender as additional dual obligees.

(ii) at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against the Leased Premises and remain undischarged except for liens that are being contested in accordance with Paragraph 14;

(iii) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) reasonably satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment reasonably requested by Landlord so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims except for claims being contested in accordance with Paragraph 14;

(iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

(v) Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed;

(vi) if the Restoration Fund is held by Landlord (but not by Lender), the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

(vii) such other reasonable conditions as Lender may impose.

(b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, within ten (10) days following written request by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

(c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

20. Procedures Upon Purchase.

(a) If the Leased Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

(b) Upon the date fixed for any such purchase of the Leased Premises pursuant to any provision of this Lease (any such date the “Purchase Date”,) Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a limited warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be reasonably necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of such Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder shall terminate with respect to the Leased Premises, except any Surviving Obligations.

(c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

(d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

21. Assignment and Subletting; Prohibition against Leasehold Financing; Additional Guaranty.

(a) (i) Except as expressly set forth below in this Paragraph 21, Tenant may not assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise, or sublet the Leased Premises at any time to any other Person without the prior written consent of Landlord, which consent, in the event of an assignment or sublease, may be withheld by Landlord for any reason and any such purported sublease or assignment shall be null and void.

(ii) If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person then Tenant shall, not less than sixty (60) days prior to the date on which it desires to make a an assignment submit to Landlord and Lender information regarding the following with respect to the assignee (collectively, the “Review Criteria”): (A) creditworthiness, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment If a response is not received by Landlord and Lender by the expiration of such thirty (30) day period, such assignee shall be deemed disapproved.

(b) (i) Tenant may not sublease all or any portion of the Leased Premises without having first received the prior written consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment.

(ii) Tenant shall pay to Landlord with each monthly installment of Basic Rent, as Additional Rent, one half of all Net Sublet Rent paid by any subtenant for the prior month under any sublease for all or any portion of the Leased Premises. The term “Net Sublet Rent” as used in this Paragraph 21(b) shall mean the aggregate amount of all rent payable by all subtenants for any portion of the Leased Premises less (A) any operating expenses certified by Tenant relating to that portion of the Leased Premises sublet (B) the cost of any improvements constructed and paid for by Tenant specifically for such subtenant and (C) the product of (1) Basic Rent then in effect multiplied by (2) the percentage of the leaseable square feet of the Leased Premises sublet.

(c) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment Each sublease of the Leased Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

(d) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

(e) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same and in such event such rents and sums of money shall be applied to monthly Monetary Obligations next due and owing with any overage to be refunded to Tenant as long as no Event of Default exists. Tenant shall not consent to, cause or allow any adverse modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord, which consent shall not be unreasonably withheld, nor shall Tenant accept any rents (exclusive of security deposits) more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could reasonably be expected to be a breach of or default in the terms of any of the subleases.

(f) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

(g) Landlord may sell or transfer the Leased Premises at any time without Tenant’s consent to any third party subject to the rights of Tenant under this Lease and an assumption of the obligations of Landlord hereunder by the purchaser or other transferee (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn in writing to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer as long as such Third-Party Purchaser agrees in writing to recognize the rights of Tenant under this Lease. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request in form and substance reasonably acceptable to Tenant, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

(h) Guarantor shall execute and deliver to Landlord simultaneously herewith the Guaranty.

22. Events of Default.

(a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(i) a failure by Tenant to make any payment of any Monetary Obligation, regardless of the reason for such failure;

(ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

(iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

(iv) a default beyond any applicable cure period or at maturity by Tenant, or Guarantor in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $30,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause, or permit any Person to cause and prior to acceleration such default is not waived, such obligation to be accelerated or become due prior to its stated maturity;

(v) a default by Tenant, or Guarantor beyond any applicable cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $30,000,000 or more if the Landlord under any such lease or leases commences to exercise its remedies thereunder;

(vi) Intentionally Omitted.

(vii) any Tenant or the Guarantor shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

(viii) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for the Leased Premises or approving a petition filed against any Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

(ix) the Leased Premises (A) shall have been vacated provided that it shall not be an Event of Default if the Leased Premises is vacated for up to twelve (12) consecutive months so long as during such twelve (12) month period Tenant is diligently pursuing a subtenant for the Leased Premises or (B) shall have been abandoned;

(x) any Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(xi) the estate or interest of any Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be bonded, vacated or discharged within sixty (60) days after it is made, unless such Tenant shall be contesting such levy or attachment in accordance with the requirements of Paragraph 14 hereof;

(xii) a failure by any Tenant to perform or observe, or a violation or breach of, or a misrepresentation by any Tenant under any provision of any document between any Tenant and Lender or from any Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

(xiii) a failure by any Tenant to maintain in effect any license or permit to the extent such failure can be reasonably expected to have a materially adverse effect on the use, occupancy or operation of the Leased Premises;

(xiv) any Tenant shall sell or transfer or enter into an agreement to sell or transfer all or substantially all of its assets, unless such Tenant assigns all its rights and interests in this Lease in accordance with the terms of Paragraph 21 hereof;

(xv) an Event of Default (as defined in the Guaranty) beyond any applicable cure period shall occur under the Guaranty; or

(xvi) Tenant shall fail to comply with the terms of Paragraph 21(h).

(b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv), (v), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), or(xvi) of Paragraph 22(a); (B) the default consists of a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any installment of Basic Rent under clause (i) of Paragraph 22(a), the applicable cure period shall be three (3) Business Days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than twice within any Lease Year. If the default consists of the failure to pay any Monetary Obligation other than Basic Rent under clause (i) of Paragraph 22(a), the applicable cure period shall be ten (10) Business Days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, the same default more than twice within any Lease Year. If the default consists of a default under clause (ii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given by Landlord to Tenant or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed sixty (60) days), provided that Tenant shall commence to cure the default within the said thirty (30) day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

23. Remedies and Damages Upon Default.

(a) If an Event of Default shall have occurred, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

(i) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises by summary proceedings and by peaceably entering the Leased Premises and changing locks or by

Summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

(ii) After repossession of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any portion or all of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its reasonable discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its reasonable discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

(iii) Landlord may, upon notice to Tenant, require Tenant to make an irrevocable offer to terminate this Lease upon payment to Landlord of an amount (the “Default Termination Amount”) specified in the next sentence. The “Default Termination Amount” shall be the greatest of (A) the sum of the Fair Market Value of the Leased Premises and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount, (B) the sum of the Acquisition Cost and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (C) an amount equal to the Present Value of the entire Basic Rent from the date of such termination to the date on which the Term would expire, assuming that the Term has been extended for all extension periods, if any, provided for in this Lease. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within ten (10) days following such request deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above and Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

(iv) Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, and (B) Tenant shall have no option to extend or renew the Term.

(v) Notwithstanding anything in this Paragraph 23 to the contrary, Landlord expressly waives its rights to forcibly dispossess Tenant from the Leased Premises, whether peaceably or otherwise, without judicial process, such that Landlord shall not be entitled to any “commercial lockout” or any other provisions of applicable Law which permit landlords to dispossess tenants from commercial properties without the benefit of judicial review.

(b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

(i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord’s Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, reasonable legal expenses and attorneys’ fees, employees’ expenses, reasonable costs of Alterations and expenses and preparation for reletting.

(ii) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord’s Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant, provided, however, that in no event shall Tenant be obligated to compensate Landlord for any speculative or consequential damages caused by Tenant’s failure to perform its obligations under this Lease. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

(c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity, including, without limitation, specific performance and the right to seek an injunction. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

(d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

(e) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

(f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY.

(g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

(h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

(i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

(j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith LLP, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. A copy of any notice given by Landlord to Tenant shall simultaneously be given by Landlord to [ ]. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.

25. Estoppel Certificate. At any time upon not less than ten (10) days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”). the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party (the “Certificate”), certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

26. Surrender. Upon the expiration or earlier termination of this Lease with respect to the Leased Premises, Tenant shall peaceably leave and surrender the Leased Premises, to Landlord in substantially the same condition in which the Leased Premises, was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises, all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to the Leased Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

28. Books and Records.

(a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises in accordance with the provisions of Paragraph 4(b) hereof and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

(b) If at any time any Tenant is not a wholly-owned subsidiary of the Guarantor, such Tenant shall deliver to Landlord and to Lender within ninety-five (95) days of the close of each fiscal year, annual audited financial statements of such Tenant prepared by a nationally recognized firm of independent certified public accountants. Such Tenant shall also furnish to Landlord within fifty (50) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by such Tenant’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of such Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action such Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that such Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

29. Determination of Value.

(a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value, shall be determined in accordance with the following procedure:

(i) Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the “Applicable Initial Date””) on which (A) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c), or (B) Landlord provides Tenant with notice of Landlord’s intention to require Tenant to make an offer to terminate this Lease pursuant to Paragraph 23(a)(iii). Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

(ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord’s receipt of Tenant’s notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them (and given to Landlord by Tenant) as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

(iii) If such two appraisers shall be unable to agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

(iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

(v) If a third appraiser is selected, Fair Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

(b) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration. The Cost of the procedure described in this Paragraph 29(a) above shall be borne by Tenant.

(c) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the Term, then the date on which the Term would otherwise expire or terminate shall be extended to the date specified for termination in the particular provision of this Lease with respect to the Leased Premises, as applicable, pursuant to which the determination of Fair Market Value is being made.

(d) In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall add (a) the present value of the Rent for the remaining Term (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and Guarantor and (b) the present value of the Leased Premises as of the end of such Term (having assumed the Term has been extended for all extension periods provided herein). The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease, and that no Event of Default exists under the Guaranty.

30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord, (ii) any director, officer, member, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner of Landlord or any of its members or general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, members, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

31. Financing.

(a) Intentionally omitted.

(b) Tenant agrees to pay, within three (3) business days of written demand therefor, any cost, charge or expense (other than the principal of the Note and interest thereon at the contract rate of interest specified therein) imposed upon Landlord by Lender pursuant to the Note, the Mortgage or the Assignment which is not caused solely by the gross negligence or willful misconduct of Landlord any director, officer, member, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or of any general partner of Landlord or any of its members or general partners (or any legal representative, heir, estate, successor or assign of any of the foregoing) and which is not otherwise reimbursed by Tenant to Landlord pursuant to any other provision of this Lease and which is not the result of a default by Landlord of any obligation under the Note, the Mortgage, the Assignment or any other agreement entered into by Landlord in connection with the Loan unless such default resulted from an Event of Default under this Lease.

(c) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any reasonable request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant’s obligations under this Lease.

32. Subordination, Non-Disturbance and Attornment. This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that a Subordination, Non-Disturbance and Attornment Agreement in customary and recordable form has been executed and acknowledged by and exchanged between Lender and Tenant which provides for the recognition of this Lease and all Tenant’s rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of the Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

34. Intentionally Omitted.

35. Intentionally Omitted.

36. Intentionally Omitted.

37. Miscellaneous.

(a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including without limitation”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” shall mean “obligation, duty, agreement, liability, covenant and/or condition”; (v) “the Leased Premises” shall mean “the Leased Premises or any part thereof or interest therein”; (vi) “any of the Land” shall mean “the Land or any part thereof or interest therein”; (vii) “any of the Improvements” shall mean “the improvements or any part thereof or interest therein”; (viii) “any of the Equipment” shall mean “the Equipment or any part thereof or interest therein”; and (ix) “any of the Adjoining Property” shall mean “the Adjoining Property or any part thereof or interest therein”.

(c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold, delay or condition its consent whenever such consent is required under this Lease, except that with respect to any assignment of this Lease or subletting of the Leased Premises not expressly contemplated by the terms of this Lease, Landlord may withhold its consent for any reason or no reason. Time is of the essence with respect to the performance by Landlord and Tenant of their respective obligations under this Lease, it being agreed that in no event shall this provision be deemed to limit any notice and/or cure period available to Tenant under this Lease.

(d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to the Leased Premises or otherwise in the conduct of their respective businesses.

(e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrances and subtenants of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

(h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(i) All exhibits attached hereto are incorporated herein as if fully set forth.

(j) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State of Ohio.

[THE REMAINDER OF THIS PAGES HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

WITNESS	LANDLORD:

/s/ Menna Tesfatsion	DYNE (DE), LP, a Delaware limited partnership
Print Name: Menna Tesfatsion
	By:	/s/ Darron R. Postel
/s/ Angela V. Lawrence	Name:	Darron R. Postel
Print Name: Angela V. Lawrence	Title:	Director

WITNESS:	TENANT:

/s/ Scott McCauley	METALDYNE POWERTRAIN COMPONENTS, INC., a Delaware
Print Name: Scott McCauley	corporation

	By:	/s/ Terry Iwasaki
/s/ Gary Morrow	Name:	Terry Iwasaki
Print Name: Gary Morrow	Title:	Vice President, Chief Financial Officer and Treasurer

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the 29 day of December in the year 2009 before me, the undersigned, a notary public in and for said State, personally appeared Darren R. Postel personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Angela V. Lawrence
Notary Public
ANGELA V. LAWRENCE Notary Public, State of New York No. 01LA4715081 Qualified in Bronx County Certificate Filed in New York County Commission Expires July 31, 2010

STATE OF MICHIGAN	)
) ss
COUNTY OF WAYNE	)

The foregoing instrument was acknowledged before me this 29 day of December, 2009, by Terry Iwasaki, the VP, CFO & Treasurer of MD Investors Corporation, a Delaware corporation, on behalf of said corporation.

/s/ Stephanie Jean O’Connor
Notary Public

My commission expires: April 25, 2014

CONSENT TO LEASE AGREEMENT

AND RATIFICATION OF GUARANTY

For valuable consideration received, Guarantor hereby consents to the within Lease Agreement and hereby ratifies and confirms its obligations and liabilities under that certain Guaranty and Suretyship Agreement dated as of, and agrees to be bound by the terms thereof.

Date: December 29, 2009

WITNESS:	Metaldyne, LLC a Delaware limited liability company

/s/ Scott McCauley	By:
Print Name: Scott McCauley		Title: Vice President, Chief Financial Officer and Treasurer

/s/ Gary Morrow
Print Name: Gary Morrow

WITNESS:	MD Investors Corporation a Delaware corporation

/s/ Scott McCauley	By:
Print Name: Scott McCauley		Title: Vice President, Chief Financial Officer and President

/s/ Gary Morrow
Print Name: Gary Morrow

EXHIBIT A

LEASED PREMISES

Situated in the Township, now City of Twinsburg, County of Summit and State of Ohio and known as being a part of Original Twinsburg Township Lot No. 1, Tract No. 1 – SE, and also being parts of Block “B” and “C” in the Twinsburg Industrial Park (Phase IV - B1), recorded in Plat Cabinet E, slides 884 through 886 (inclusive) of the Summit County Plat Records, and a portion of the southerly half of Sam Adams Drive, which was vacated by Resolution No. 91—529, recorded in Plat Cabinet G, Slide 867, of the Summit County Records, further bounded and described as follows:

BEGINNING at an iron pin found at the intersection of the center line of Bavaria Road 60.00 feet wide, with the center line of Sam Adams Drive as shown on said plat of Twinsburg Industrial Park (Phase IV-B);

THENCE North 89 degrees 13 minutes 30 seconds West along said center line of Sam Adams Drive (now vacated), 30.00 feet to a point in the westerly line of said Bavaria Road and the principal Place of Beginning:

Course No. 1:	THENCE South 00 degrees 22 minutes 05 seconds West along said westerly line of Bavaria Road, 325.93 feet to a point of curvature therein;

Course No. 2:	THENCE southwesterly, continuing along said westerly line of Bavaria Road, said line being the arc of a curve deflecting to the right, said curve having a radius of 570.00 feet and a chord of 808.96 feet, which chord bears South 45 degrees 34 minutes 17 seconds West, 899.40 feet to a point of tangency therein;

Course No. 3:	THENCE North 89 degrees 13 minutes 30 seconds West, along the now northerly line of said Bavaria Road 507.06 feet to a point therein, said point being the southeasterly corner of a parcel of land conveyed to the City of Cleveland, Ohio (an Ohio municipal corporation) by deed dated August 7, 1990, and recorded in O.R. 600 page 466 of the Summit County Records;

Course No. 4:	THENCE North 00 degrees 46 minutes 30 seconds East, along the easterly line of said land so conveyed to the City of Cleveland, Ohio 899.97 feet to a point in the aforementioned center line of Sam Adams Drive (now vacated), said point also being in the southerly line of a parcel of land conveyed to Savage—Simpson Realty Limited Partnership by deed dated December 7, 1990 and recorded in O.R. 621, page 957 of the Summit County Records;

Course No. 5:	THENCE South 89 degrees 13 minutes 30 seconds East along said center line of Sam Adams Drive (now vacated) and along the southerly line of said land so conveyed to Savage - Simpson Realty Limited Partnership, 1,074.73 feet to the principal Place of Beginning.

Tax Parcel Nos.: 62-04490 and 62-04421

Exhibit A

EXHIBIT B

MACHINERY AND EQUIPMENT

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation of the buildings and which constitute part of the Leased Premises as opposed to the operation of the business of Tenant conducted therein.

Exhibit B - 1

EXHIBIT C

PERMITTED ENCUMBRANCES

1.	Restrictions, easements, setbacks, reservations and other matters shown on the Plat of the Twinsburg Industrial Park (Phase IV-B) as recorded in Plat Cabinet E, Slides 884-886 of the Summit County Records which are as follows:

a.	Restrictions to conform with Twinsburg Township Zoning Ordinance.

b.	An easement 10 feet in width, on the front, rear and all sides of all blocks and lots (as they are established) is hereby reserved for the County of Summit Executive, Ohio Edison Co., Alltel and East Ohio Gas Co. for the purpose of constructing, operating and maintaining open or closed storm sewers, sanitary sewers, watermains, telephone, electric, gas and oil lines of other utilities.

c.	Drainage Maintenance Assessments:

All fee holders and all receiving title to the fee through them are subject to payment of drainage maintenance assessed or to be assessed by the County pursuant to R. C. 6137 and following.

d.	Underground Utility Easement:

Highland-Som Development Co., owners of the within platted land, do hereby grant unto The East Ohio Gas Company, The Ohio Edison Company and The Western Reserve Telephone Company, their successors and assigns, a permanent right-of-way and easement ten (10) feet in width as shown thereon, to lay, maintain, operate, replace or remove pipe lines, power lines and communication lines together with all necessary appurtenances.

e.	A 50 foot setback line north and west of and parallel to Bavaria Road.

f.	A 50 foot setback line south of and parallel to Sam Adams Drive.

g.	25 foot storm sewer easement north and west of and parallel to Bavaria Road.

h.	A 10 foot underground utility easement north of and west of and parallel to Bavaria Road and south of and parallel to Sam Adams Road.

i.	A 150 foot Ohio Edison Co. easement and right of way recorded in Volume 7025, Page 400 of Summit County Records, running along the northerly side of the subject premises and within the bounds of Sam Adams Drive, running parallel to said Sam Adams Drive.

j.	A 50 foot reservation strip reserved to Summit County at the westerly stub ends of Sam Adams Drive and Bavaria Road. The Plat states that the 5 foot reservation strips shall be removed if and when the streets ate legally extended and opened to public use.

Exhibit C - 1

Exhibit C

2.	Terms and conditions of that certain Lease dated June 1, 1984 by and between Highland-Som Development Company, as Lessor and K.S.T. Oil & Gas Co., Inc., as Lessee, as evidenced by that certain Memorandum of Lease dated June 26, 1984 between the same parties filed June 26, 1984 in Volume 6904 page 647 Summit County Records, and, in connection therewith:

a.	Ratification of Oil and Gas Lease dated December 10, 1984 filed December 31, 1984 in Volume 6959 page 58, Summit County Records.

b.	Amendment to Oil and Gas Lease dated December 30, 1985 filed January 8, 1986 in Volume 7122 page 833.

c.	Second Amendment to Oil and Gas Lease dated August 20, 1990 filed September 21, 1990 in Volume O. R. 550 page 563.

3.	Pipe line right of way grant from Highland - Som Development Company to the East Ohio Gas Company filed December 3, 1984 in Volume 6994 page 167 Summit County Records.

4.	Terms and conditions as contained in that certain easement for transmission and distribution of electric current including telephone and telegraph from Highland Som Development Company to Ohio Edison Company filed January 18, 1985 in Volume 7025 page 400 Summit County Records.

5.	Terms and conditions contained in that certain Standard Easement for Installation and Maintenance of a Water Main for Circulation Purposes Only in the Twinsburg Township Water District from Highland - Som Development Company to Twinsburg Township Water District, filed February 8, 1989 in Volume O.R. 196 page 560 Summit County records.

6.	Terms and conditions contained in that certain Standard Easement for the Installation and Maintenance of a Water Main for the Purpose of Supplying Water Service in the Twinsburg Township Water District from Highland - Som Development Company to the Twinsburg Township Water District and to the City of Cleveland, filed February 8, 1989 in Volume O.R. 196 page 568 Summit County Records.

7.	Request for Maintenance Agreement between Highland-Som Development Co. and Twinsburg Township establishing a ditch maintenance fund filed December 6, 1989 in Volume O.R. 380 page 479 Summit County Records.

8.	Covenants, Restrictions, reservation of oil, gas and mineral rights, as contained in a warranty deed from Highland - Som Development Co., to ITT Lester Industries, Inc., filed September 21, 1990 in Volume O.R. 550 page 573 Summit County Records.

9.	Easement for water meter and appurtenances from ITT Lester Industries, Inc., to the City of Cleveland, filed January 22, 1991 in Volume O.R. 617 page 157 Summit County Records.

10.	Easement for the transmission and distribution of electric current from ITT Lester Industries, Inc., to the Ohio Edison Company filed February 13, 1991 in Volume O.R. 628 page 46 Summit County Records.

11.	Liens for general and special taxes and assessments for the year 2008 and thereafter which are not yet due and payable.

Exhibit C - 2

Exhibit C

12.	Rights of tenants in possession.

13.	Summit County Treasurer’s General Tax Duplicate shows the following:

Taxes and Assessments for the last half of 2008, listed to Dyne LP, as Permanent Parcel No. 62-04421, amounting to $79,170.70 are paid.

Valuation: Land$310,170 Impr.$1,906,160 Total $2,216,330

Assessments, Homestead Exemption, and/or Delinquency included in the above amount as follows:

Special Assessment for Sewer Maintenance $86.24 per half

Taxes for the year 2009 are a lien not yet due and payable.

14.	First Amended and Restated Memorandum of Lease, dated August 16, 2001, filed for record August 30, 2001 as Summit County Reception No. 54590876.

15.	First Global Loan Modification Agreement, dated August 21, 2001, filed for record August 30, 2001 as Summit County Reception No. 54590877.

16.	Subordination, Non-Disturbance and Attornment Agreement, dated August 16, 2001, filed for record August 30, 2001 as Summit County Reception No. 54590879.

17.	Financing Statement Amendment for restated collateral description, filed for record August 30, 2001 as Summit County Reception No. 21055818.

18.	Financing Statement Assignment, filed for record May 27, 2002, as Summit County Reception No. 21057564.

19.	Assignment of Assignment of Leases and Rents, filed for record April 18, 2003 as Summit County Reception No. 54858306.

20.	Assignment of Mortgage and Security Agreement, filed for record April 18, 2003 as Summit County Reception No. 54858307.

Exhibit C - 3

Exhibit D

BASIC RENT PAYMENTS

1. Basic Rent. Subject to certain increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) (“CPI”), commencing on August 25, 2001 through the January 1, 2010, Basic Rent payable in respect of the initial Term was $3,119,851 per annum, payable monthly, in advance on each Basic Rent Payment Date, in equal installments of $259,987.60 each. Commencing on January 1, 2010 through December 31, 2012, both dates inclusive, Basic Rent shall be $500,000 per annum, payable monthly, in advance on each Basic Rent Payment Date, in equal installments of $41,666.67 each. Commencing on January 1, 2013 through December 31, 2014, both dates inclusive, Basic Rent shall be $850,000 per annum, payable monthly, in advance on each Basic Rent Payment Date, in equal installments of $70,833.33 each. In the event the original Term of this Lease has been renewed for a period of three (3) years commencing on January 1, 2015 through December 31, 2017, both dates inclusive, Basic Rent shall be $950,000 per annum, payable monthly, in advance on each Basic Rent Payment Date, in equal installments of $79,166.66 each.

2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for CPI or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the one (1) year period immediately preceding such adjustment.

3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until January 1, 2015 (the “First Adjustment Date”). As of the First Adjustment Date and on each anniversary of the First Adjustment Date thereafter during the Term, Basic Rent shall be adjusted to reflect the Modified CPI Increase (as defined below) during the most recent one (1) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the “Basic Rent Adjustment Date”).

4. Method of Adjustment for CPI Adjustment.

(a) As of each Basic Rent Adjustment Date when the Modified CPI Increase as determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be (x) the difference between (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and (y) the denominator of which shall be the Beginning CPI. The product of such multiplication shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, “Beginning CPI” shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring one (1) year earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing one (1) year period.

(b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

Exhibit D - 1

Exhibit D

(c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord’s rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the basic Rent Adjustment Date in question.

Exhibit D - 2

Exhibit E

TERMINATION VALUES

Lease Year:	Termination Amount:
1	$6,052,361.25
2	$6,052,361.25
3	$6,052,361.25
4	$6,052,361.25
5	$6,165,396.82
6	$6,165,396.82
7	$6,165,396.82
8	$6,165,396.82
9	$6,017,427.25
10	$6,017,427.25
11	$6,017,427.25
12	$6,017,427.25
13	$5,987,340.16
14	$5,987,340.16
15	$5,987,340.16
16	$5,987,340.16
17	$5,620,682.80
18	$5,620,682.80
19	$5,620,682.80
20 and thereafter	$5,620,682.80

Exhibit E - 1

ACQUISITION COST

LEASED PREMISES	$5,564,646

GUARANTY AND SURETYSHIP AGREEMENT

THIS GUARANTY AND SURETYSHIP AGREEMENT (this “Guaranty”), dated as of December 29, 2009, made by each of the entities named on Schedule 1 attached hereto and made a part hereof (individually and collectively, as the context may require, the “Guarantor” or the “Guarantors”), to DYNE (DE) LP, a Delaware limited partnership (“Landlord”).

WITNESSETH:

WHEREAS, Landlord, as lessor, has entered into an Lease Agreement of even date herewith (the “Lease”), in which Landlord leased to Metaldyne Powertrain Components, Inc., a Delaware corporation (‘Tenant”), certain premises located in Twinsburg, Ohio (the “Leased Premises”), and

WHEREAS, the execution and delivery by each Guarantor of this Guaranty is a material inducement to Landlord to execute the Lease, and each Guarantor expects to derive financial benefit from the Lease.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged by each Guarantor, and intending to be legally bound, each Guarantor hereby agrees as follows:

ARTICLE I.

GUARANTEE

1.01. Guaranteed Obligations. For the term of the Lease, each Guarantor hereby absolutely unconditionally and irrevocably, jointly and severally, guarantees to and becomes surety for Landlord and its successors and assigns for the due, punctual and full payment, performance and observance of, and covenants (beyond the expiration of any cure or grace period as provided for under the Lease) with Landlord to duly, punctually and fully pay and perform, the following (collectively, the “Guaranteed Obligations”):

(a) the full and timely payment of all Rent and all other amounts due or to become due to Landlord from Tenant under the Lease, whether now existing or hereafter arising, contracted or incurred (collectively, the “Monetary Obligations”); and

(b) all covenants, agreements, terms, obligations and conditions, undertakings and duties contained in the Lease to be observed, performed by or imposed upon Tenant under the Lease, whether now existing or hereafter arising, contracted or incurred (collectively, the “Performance Obligations”), as and when such payment, performance or observance shall become due (whether by acceleration or otherwise) in accordance with the terms of the Lease, which terms are incorporated herein by reference. If for any reason any Monetary Obligation shall not be paid promptly when due, but beyond the expiration of any cure or grace period as provided for under the Lease, Guarantor shall, promptly upon demand, pay the same to Landlord. If for any reason Tenant shall fail to perform or observe any Performance Obligation, Guarantor shall, promptly upon demand, perform and observe the same or cause the same to be performed or observed. Guarantor acknowledges and agrees that the Monetary Obligations include, without limitation, Rent and other sums accruing and/or becoming due under the Lease following the commencement by or against Tenant of any action under the United States Bankruptcy Code or other similar statute. Guarantor shall pay all Monetary Obligations to Landlord at the address and in the manner set forth in the Lease or at such other address as Landlord shall notify Guarantor in writing.

1.02. Guarantee Unconditional. Until expiration or early termination of the Lease, whichever occurs first, the obligations of each Guarantor hereunder are continuing, absolute and unconditional, irrespective of any circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety other than (i) defense of payment, (ii) any defense that would be available to Tenant under the Lease, including a default by Landlord or the invalidity or unenforceability of all or any portion or provision of the Lease, and (iii) any affirmative defense available to any Guarantor, including the statute of limitations, specifically excluding, however, any defense based on the bankruptcy, insolvency, dissolution, liquidation or similar action of or against Tenant or any Guarantor. Without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall remain in full force and effect without regard to, and shall not be released, discharged, abated, impaired or in any way affected by:

(a) any amendment, modification, extension, renewal or supplement to the Lease or any termination of the Lease or any interest therein unless the same shall expressly release, discharge or abate in writing Guarantor from the Guaranteed Obligations;

(b) any assumption by any party of Tenant’s or any other party’s obligations under, or Tenant’s or any other party’s assignment of any of its interest in, the Lease;

(c) any exercise or nonexercise of or delay in exercising any right, remedy, power or privilege under or in respect of this Guaranty or the Lease or pursuant to applicable law (even if any such right, remedy, power or privilege shall be lost thereby), including, without limitation, any so-called self-help remedies, or any waiver, consent, compromise, settlement, indulgence or other action or inaction in respect thereof;

(d) any change in the financial condition of Tenant, the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Landlord, Tenant or any Guarantor or any of their assets or any impairment, modification, release or limitation of liability of Landlord, Tenant or any Guarantor or their respective estates in bankruptcy or of any remedy for the enforcement of such liability resulting from the operation of any present or future provision of the United States Bankruptcy Code or other similar statute or from the decision of any court;

(e) any extension of time for payment or performance of the Guaranteed Obligations or any part thereof;

(f) the genuineness, invalidity or unenforceability of all or any portion or provision of the Lease as a result of bankruptcy, insolvency or similar proceedings affecting Tenant or any Guarantor;

(g) any defense that may arise by reason of the failure of Landlord to file or enforce a claim against the estate of Tenant in any bankruptcy or other proceeding;

(h) the release or discharge of or accord and satisfaction with any person or entity other than Tenant from performance or observance of any of the agreements, covenants, terms or conditions contained in the Lease by operation of law or otherwise;

(i) the failure of Landlord to keep each Guarantor advised of Tenant’s financial condition, regardless of the existence of any duty to do so;

(j) any assignment by Landlord of all of Landlord’s right, title and interest in, to and under the Lease and/or this Guaranty as collateral security for any Loan;

(k) any present or future law or order of any government (de iure or de facto) or of any agency thereof purporting to reduce, amend or otherwise affect the Guaranteed Obligations or any or all of the obligations, covenants or agreements of Tenant under the Lease (except by payment in full of all Guaranteed Obligations) or any Guarantor under this Guaranty (except by payment in full of all Guaranteed Obligations);

(l) the default or failure of any Guarantor fully to perform any of its obligations set forth in this Guaranty;

(m) any actual, purported or attempted sale, assignment or other transfer by Landlord of the Lease or the Leased Premises or any part thereof or of any of its rights, interests or obligations thereunder;

(n) any merger or consolidation of Tenant into or with any other entity, or any

(o) Tenant’s failure to obtain, protect, preserve or enforce any rights in or to the Lease or the Leased Premises or any interest therein against any party or the invalidity or unenforceability of any such rights, all of which may be given or done without notice to, or consent of, Guarantor.

No setoff, claim, reduction or diminution of any obligation, or any defense of any kind or nature which Tenant or any Guarantor now has or hereafter may have against Landlord shall be available hereunder to any Guarantor against Landlord, except as provided for herein.

1.03. Disaffirmance of Lease. Each Guarantor agrees that, in the event of rejection or disaffirmance of the Lease by Tenant or Tenant’s trustee in bankruptcy pursuant to the United States Bankruptcy Code or any other law affecting creditors’ rights, each Guarantor will, if Landlord so requests, assume all obligations and liabilities of Tenant under the Lease, to the same extent as if such Guarantor had been originally named instead of Tenant as a party to the Lease and there had been no rejection or disaffirmance; and each Guarantor will confirm such assumption in writing at the request of Landlord on or after such rejection or disaffirmance. Guarantor, upon such assumption, shall have all rights of Tenant under the Lease (to the extent permitted by law).

1.04. No Notice or Duty to Exhaust Remedies. The Guarantors hereby waive notice of any default in the payment or non-performance of any of the Guaranteed Obligations (except as expressly required hereunder), diligence, presentment, demand, protest and all notices of any kind. Without limitation of the preceding sentence of this Section 1.04, Landlord hereby agrees to give Guarantor notice, as set forth in Section 4.05 hereof, provided, however, that (i) the failure by Landlord to give such notice shall in no event affect the waivers set forth in Section 1.02 hereof, (ii) Landlord shall in no event be liable to any Guarantor for its failure to give any Guarantor such notice and (iii) this Guaranty shall not be subject to any reduction, limitation, impairment, termination, set-off, counterclaim or recoupment as a result of such failure by Landlord to give any Guarantor notice. The Guarantors agree that liability under this Guaranty shall be joint, several and primary and hereby waive any requirement that Landlord exhaust any right or remedy, or proceed first or at any time, against Tenant or any other guarantor of, or any security for, any of the Guaranteed Obligations. The Guarantors hereby waive notice of any acceptance of this Guaranty and, except as provided in Section 1.02 hereof, all matters and rights which may be raised in avoidance of, or in defense against, any action to enforce the obligations of any Guarantor hereunder. Except as provided in Section 1.02 hereof, the Guarantors hereby waive any and all suretyship defenses or defenses in the nature thereof without in any manner limiting any other provision of this Guaranty. This Guaranty constitutes an agreement of suretyship as well as of guaranty, and Landlord may pursue its rights and remedies under this Guaranty and under the Lease in whatever order, or collectively, and shall be entitled to payment and performance hereunder notwithstanding any action taken by Landlord or inaction by Landlord to enforce any of its rights or remedies against any other guarantor, person, entity or property whatsoever. This Guaranty is a guaranty of payment and performance and not merely of collection.

Landlord may pursue its rights and remedies under this Guaranty notwithstanding any other guarantor of or security for the Guaranteed Obligations or any part thereof. The Guarantors authorize Landlord, at its sole option, without notice or demand and without affecting the liability of any Guarantor under this Guaranty, to terminate the Lease, either in whole or in part, in accordance with its terms provided, however, to the extent Tenant is released from any of the Guaranteed Obligations (other than in a bankruptcy, insolvency or similar proceeding) the Guarantors shall be similarly released.

Each default on any of the Guaranteed Obligations shall give rise to a separate cause of action and separate suits may be brought hereunder as each cause of action arises or, at the option of Landlord any and all causes of action which arise prior to or after any suit is commenced hereunder may be included in such suit.

1.05. Subrogation. Until all Monetary Obligations have been paid in full, notwithstanding any payments made or obligations performed by any Guarantor by reason of this Guaranty (including but not limited to application of funds on account of such payments or obligations), the Guarantors hereby irrevocably waive and release any and all rights they may have, at any time, whether arising directly or indirectly, by operation of law, contract or otherwise, to assert any claim against Tenant or any other person or entity or against any direct or indirect security on account of payments made or obligations performed under or pursuant to this Guaranty, including without limitation any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity, and any and all rights that would result in any Guarantor being deemed a “creditor” under the United States Bankruptcy Code of Tenant or any other person or entity. Every claim or demand which any Guarantor may have against Tenant shall be fully subordinate to all Guaranteed Obligations.

ARTICLE II.

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.01. Financial Statements: Books and Records. Each Guarantor shall keep adequate records and books of account with respect to its finances and business generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and shall permit Landlord by its agents, accountants and attorneys, upon reasonable notice to Guarantor, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Guarantor, at such reasonable times as may be requested by Landlord. Upon the request of Landlord (either telephonically or in writing), each Guarantor shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

2.02. Estoppel Certificates. Each Guarantor shall, at any time upon not less than ten (10) days’ prior written request by either Landlord, Lender or a Guarantor (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by the president or a vice president of the Responding Party, certifying (i) that, except as otherwise specified, this Guaranty is unmodified and in full force in effect, (ii) that Guarantor is not in default hereunder and that no event has occurred or condition exists which with the giving of notice or the passage of time or both would constitute a default hereunder, (iii) that Guarantor has no defense, setoff or counterclaim against Landlord arising out of or in any way related to this Guaranty, (iv) that, except as otherwise specified, there are not proceedings pending or, to the knowledge of the Responding Party, threatened against Guarantor before any court, arbiter or administrative agency which, if adversely decided, could have a material adverse effect on the business, operations or conditions, financial or otherwise, of Guarantor or on its ability to perform its obligations hereunder and (v) such other matters as the Requesting Party may reasonably request.

ARTICLE III.

EVENTS OF DEFAULT

3.01. Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Guaranty:

(a) a failure by any Guarantor to make any payment, beyond the expiration of any cure or grace period as provided for under the Lease, of any Monetary Obligation, (regardless of the reason for such failure) within ten (10) Business Days after Landlord’s demand for such payment unless such payment has been received by Landlord from any other Guarantor;

(b) a failure by any Guarantor duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Section 3.01 within thirty (30) days from the date on which notice is given by Landlord to any Guarantor of such failure or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed sixty (60) days), provided that such Guarantor shall commence to cure the default within the said thirty (30) day period and shall actively, diligently and in good faith proceed with and continues the curing of the default until it shall be fully cured;

(c) any representation or warranty made by any Guarantor herein or in any certificate, demand or request made pursuant hereto proves to be untrue or incorrect, now or hereafter, in any material respect, and, unless such misrepresentation or breach of warranty is not reasonably capable of cure, such misrepresentation or breach is not cured within thirty (30) days from the date on which notice is given by Landlord to such Guarantor of such misrepresentation or breach or if the misrepresentation or breach cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or the Leased Premises the cure period shall be extended for the period required to cure the misrepresentation or breach (but the cure period, including any extension, shall not in the aggregate exceed sixty (60) days), provided that such Guarantor shall commence to cure the misrepresentation or breach within the said thirty (30) day period and shall actively, diligently and in good faith proceed with and continues the curing of the misrepresentation or breach until it shall be fully cured;

(d) any Guarantor shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver for itself or its assets, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

(e) a court shall enter an order, judgment or decree appointing a receiver or trustee for it or approving a petition filed against any Guarantor, without the consent of such Guarantor, which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

(f) any Guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution; or

(g) any Guarantor shall cease to be directly or indirectly, a wholly-owned subsidiary of Parent.

ARTICLE IV.

MISCELLANEOUS

4.01. Effect Of Bankruptcy Proceedings. This Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Landlord as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made. Each Guarantor hereby agrees to indemnify Landlord against, and to save and hold Landlord harmless from any required return by Landlord, or recovery from Landlord, of any such payment because of its being deemed preferential under applicable bankruptcy, receivership or insolvency laws, or for any other reason. If an Event of Default at any time shall have occurred and be continuing or exist and declaration of default or acceleration under or with respect to the Lease shall at such time be prevented by reason of the pendency against Tenant of a case or proceeding under any bankruptcy or insolvency law, each Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, the Lease shall be deemed to have been declared in default or accelerated with the same effect as if the Lease had been declared in default and accelerated in accordance with the terms thereof, and each Guarantor shall forthwith pay and perform or cause to be paid and performed the Guaranteed Obligations in full without further notice or demand.

4.02. Further Assurances. From time to time upon the request of Landlord, Guarantor shall promptly and duly execute, acknowledge and deliver any and all such further instruments and documents as Landlord may deem reasonably necessary or desirable to confirm this Guaranty, to carry out the purpose and intent hereof or to enable Landlord to enforce any of its rights hereunder.

4.03. Amendments, Waivers, Etc. This Guaranty cannot be amended, modified, waived, changed, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of such amendment, modification, waiver, change, discharge or termination is sought.

4.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of Landlord in exercising any right, power or privilege under this Guaranty or the Lease shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of Landlord under this Guaranty are cumulative and not exclusive of any rights or remedies which Landlord would otherwise have under the Lease, at law or in equity.

4.05. Notices. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Guaranty shall be in writing (including telecopied communication) unless otherwise expressly permitted hereunder and shall be sent by first-class or first-class express mail or by next business day courier service, or by telecopy with confirmation in writing mailed first-class, in all cases with charges prepaid, and any such properly given notice shall be effective when received. All notices shall be sent to the applicable party addressed, if to Landlord, at the address set forth in the Lease, and, if to Guarantors, at 47659 Halyard Drive, Plymouth, Michigan 48170, or in accordance with the last unrevoked written direction from such party to the other party.

4.06. Expenses. Guarantor agrees to pay or cause to be paid and to save Landlord harmless against liability for the payment of all reasonable and documented out-of-pocket expenses, including reasonable fees and expenses of one outside counsel for Landlord, incurred by Landlord from time to time arising in connection with Landlord’s enforcement or preservation of rights under this Guaranty or the Lease, including but not limited to such expenses as may be incurred by Landlord in connection with any default by Guarantor of any of its obligations hereunder or by Tenant of any of its obligations under the Lease.

4.07. Severability. If any term or provision of this Guaranty or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

4.08. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

4.09. Governing Law. (a) This Guaranty was negotiated in New York, and accepted by Landlord in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity and performance, this Guaranty and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contract made and performed in such State and any applicable law of the United States of America. To the fullest extent permitted by law, each Guarantor hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Guaranty, and the Guaranty shall be governed by and construed in accordance with the laws of the State of New York pursuant to § 5-1401 of the New York General Obligations Law.

(b) Any legal suit, action or proceeding against any Guarantor or Landlord arising out of or relating to this Guaranty shall be instituted in any federal or state court in New York, New York, pursuant to § 5-1402 of the New York General Obligations Law, and each Guarantor waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

4.10. Successors and Assigns. This Guaranty shall bind the Guarantors and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns.

4.11. Incorporation of Recitals; Definitions. The recitals set forth on page 1 of this Guaranty are hereby specifically incorporated into the operative terms of this Guaranty as if fully set forth. Terms not otherwise specifically defined herein shall have the meanings set forth in the Lease.

IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guaranty as of the date first above written.

WITNESS:

/s/ Scott McCauley	METALDYNE, LLC, a Delaware limited liability company
Print Name: Scott McCauley

/s/ Gary Morrow
Print Name: Gary Morrow
By:
Title: Vice President, Chief Financial Officer and Treasurer

[Corporate Seal]

SCHEDULE 1

GUARANTORS:	STATE OF INCORPORATION OR ORGANIZATION:
METALDYNE, LLC	Delaware
MD INVESTORS CORPORATION	Delaware

Document prepared by, recording
requested by, and after recording return to:

Robert Hessing
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654

MEMORANDUM OF LEASE

This Memorandum of Lease is made and entered into as of December 29, 2009 by and between DYNE (DE), LP, a Delaware limited partnership, having an office at w/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020 (“Landlord”) and METALDYNE POWERTRAIN COMPONENTS, INC., a Delaware corporation, having an office at c/o The Carlyle Group, 520 Madison Avenue, 39th Floor, New York, New York 10022 (“Tenant”) who agree as follows:

Landlord leases to Tenant and Tenant leases from Landlord that certain real property located in the Township, now City of Twinsburg, County of Summit and State of Ohio, together with all the improvements thereon and appurtenances thereunto belonging (the “Premises”), which legal description is attached hereto and incorporated herein as Exhibit “A,” commonly known as:

8001 Bavaria Road, Twinsburg, OH 44087

The Lease (as hereinafter defined) provides for a term commencing on June 29, 2001 and expiring on December 31, 2014. Tenant has one (1) renewal option of three (3) years to extend the term of the Lease as more particularly set forth in the Lease (as defined below).

This Memorandum of Lease is prepared for the purpose of recordation and does not modify the provisions of that certain Lease Agreement by and between Dyne (DE), LP, as landlord, and Lester, as tenant, dated June 22, 2001, as amended by that certain Amended and Restated Lease Agreement, dated June 22, 2001, as amended by that certain Second Amended and Restated Lease Agreement, dated August 16, 2001, as amended by that certain First Amendment to Second Amended and Restated Lease Agreement, dated                    , 2002, as amended by that certain Second Amendment to Second Amended and Restated Lease Agreement, dated May 28, 2003, as further amended by that certain Third Amendment to Second Amended and Restated Lease Agreement, dated November 10, 2004, as further amended by that certain Lease Agreement by and between Landlord and Tenant, dated December 29, 2009, (collectively hereinafter referred to as the “Lease”). The Lease is incorporated herein by reference. If there are any conflicts between the Lease and this Memorandum of Lease, the provisions of the Lease shall prevail.

This Memorandum of Lease may be signed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one instrument.

[Signatures Appear on Following Pages]

[Landlord’s Signature Page to Twinsburg, OH Memorandum of Lease]

LANDLORD:

DYNE (DE), LP, a Delaware limited partnership

By:	/s/ Darren R. Postel
Name:	Darren R. Postel
Title:	Director

(ACKNOWLEDGMENT)

STATE OF New York	)
)ss
COUNTY OF New York	)

I, Angela V. Lawrence, a Notary Public of the County and State first written, do hereby certify that Darren R. Postel, the Director of DYNE (DE), LP, a Delaware limited partnership, personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal this the 24th day of December, 2009.

/s/ Angela V. Lawrence
[Name of notary, typed or printed in black ink] Notary Public, New York County

Acting in the County of New York.

My commission expires July 31, 2010

ANGELA V. LAWRENCE

Notary Public, State of New York

No. 01LA4715081

Qualified In Bronx County

Certificate Filed In New York County

Commission Expires July 31, 2010

[Tenant’s Signature Page to Twinsburg, OH Memorandum of Lease]

TENANT:

METALDYNE POWERTRAIN COMPONENTS, INC., a Delaware corporation

By:	/s/ Terry Iwasaki
Name:	Terry Iwasaki
Title:	Vice President, Chief Financial Officer and Treasurer

(ACKNOWLEDGMENT)

STATE OF MICHIGAN	)
) ss
COUNTY OF WAYNE	)

I, Stephanie Jean O’Connor, a Notary Public of the County and State first written, do hereby certify that Terry Iwasaki, the VP, CFO of METALDYNE POWERTRAIN COMPONENTS, INC., a Delaware corporation, personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal this the 29 day of December, 2009.

/s/ Stephanie Jean O’Connor
[Name of notary, typed or printed in black ink] Notary Public, Oakland County

Acting in the County of Wayne.

My commission expires April 25, 2014

Stephanie Jean O’Connor

Notary Public of Michigan

Oakland County

Expires 04/25/14

Acting in County of Wayne

EXHIBIT A

Legal Description

8001 Bavaria Road, Twinsburg, OH 44087

Situated in the Township, now City of Twinsburg, County of Summit and State of Ohio and known as being a part of Original Twinsburg Township Lot No. 1, Tract No. 1 - SE, and also being parts of Block “B” and “C” in the Twinsburg Industrial Park (Phase IV - Bl), recorded in Plat Cabinet E, slides 884 through 886 (inclusive) of the Summit County Plat Records, and a portion of the southerly half of Sam Adams Drive, which was vacated by Resolution No. 91 - 529, recorded in Plat Cabinet G, Slide 867, of the Summit County Records, further bounded and described as follows:

BEGINNING at an iron pin found at the intersection of the center line of Bavaria Road 60.00 feet wide, with the center line of Sam Adams Drive as shown on said plat of Twinsburg Industrial Park (Phase IV-B);

THENCE North 89 degrees 13 minutes 30 seconds West along said center line of Sam Adams Drive (now vacated), 30.00 feet to a point in the westerly line of said Bavaria Road and the principal Place of Beginning:

Course No. 1:	THENCE South 00 degrees 22 minutes 05 seconds West along said westerly line of Bavaria Road, 325.93 feet to a point of curvature therein;

Course No. 2:	THENCE southwesterly, continuing along said westerly line of Bavaria Road, said line being the arc of a curve deflecting to the right, said curve having a radius of 570.00 feet and a chord of 808.96 feet, which chord bears South 45 degrees 34 minutes 17 seconds West, 899.40 feet to a point of tangency therein;

Course No. 3:	THENCE North 89 degrees 13 minutes 30 seconds West, along the now northerly line of said Bavaria Road 507.06 feet to a point therein, said point being the southeasterly corner of a parcel of land conveyed to the City of Cleveland, Ohio (an Ohio municipal corporation) by deed dated August 7, 1990, and recorded in O.R. 600 page 466 of the Summit County Records;

Course No. 4:	THENCE North 00 degrees 46 minutes 30 seconds East, along the easterly line of said land so conveyed to the City of Cleveland, Ohio 899.97 feet to a point in the aforementioned center line of Sam Adams Drive (now vacated), said point also being in the southerly line of a parcel of land conveyed to Savage - Simpson Realty Limited Partnership by deed dated December 7, 1990 and recorded in O.R. 621, page 957 of the Summit County Records;

Course No. 5:	THENCE South 89 degrees 13 minutes 30 seconds East along said center line of Sam Adams Drive (now vacated) and along the southerly line of said land so conveyed to Savage—Simpson Realty Limited Partnership, 1,074.73 feet to the principal Place of Beginning.

Tax Parcel Nos.: 62-04490 and 62-04421